Exhibit 23.1

Clay Thomas, P.C.

Certified Public Accountant

5647 Valkeith

Houston, Texas 77096

(281) 253-9637 (office)

To the Board of Directors

4G Enterprises, Inc.

Houston, Texas

CONSENT OF INDEPENDENT ACCOUNTANTS

I hereby consent to the incorporation in this Third Amended Registration Statement, No. 333-183620, for the periods ending June 30, 2012 of my reports dated November 26, 2012 included in its S-1 Registration Statement on or about November 27, 2012 relating to the restated financial statements and financial statement schedules for the periods ended June 30, 2012 listed in the accompanying index.

I also consent to the company’s reference to me as an expert within the registration statement.

Respectfully,
//s//Clay Thomas, P.C.

Clay Thomas, P.C.
Houston, Texas
November 26, 2012